                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 033-61601-01



                   Pricing Supplement, dated April 28, 1997
                to Prospectus Supplement dated October 6, 1995
                    to Prospectus dated September 27, 1995

                              BANPONCE FINANCIAL

                         Medium-Term Notes, Series C
             Due From Nine Months to 30 Years From Date of Issue
Unconditionally Guaranteed as to Payment of Principal, Premium, if any, and
                                 interest by

                                POPULAR, INC.

PRINCIPAL AMOUNT................................ $5,000,000.00

ORIGINAL ISSUE DATE............................. April 30, 1997

MATURITY DATE................................... April 30, 1999

GLOBAL NOTE..................................... Yes

INITIAL INTEREST RATE........................... 5.97656%

INTEREST RATE BASIS............................. 3 Month Libor

INDEX MATURITY.................................. N/A

SPREAD.......................................... +.125%

INTEREST RATE RESET PERIOD...................... Two business days before the interest payment date.

INTEREST PAYMENT DATES.......................... 6/18/97, 9/17/97, 12/17/97,
                                                 3/18/98, 6/17/98, 9/16/98,
                                                 12/16/98, 3/17/99 and at
                                                 maturity.

The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used to finance BanPonce Financial subsidiaries.

                            REDEMPTION PROVISIONS

"If BanPonce Financial Corporation does not maintain top-tier short-term ratings from a minimum of two of the six Nationally Recognized Statistical Rating Organizations, the purchaser shall have the unconditional right to demand prepayment of 100% of the outstanding principal amount of the note plus accrued interest. Such demand shall be made by telephone from the purchaser to the issuer up until 12:00 p.m., Cst, on the same business day on which the prepayment will be made. The issuer shall pay to the purchaser the principal amount under the note(s) and all interest accrued and not paid theretofore on the date of prepayment. All payments shall be made in immediately available funds."

                 CERTAIN ADDITIONAL FEDERAL TAX CONSEQUENCES


Recently proposed U.S. Treasury regulations (the "Proposed Regulations") would establish alternative methods for providing the certification that is required, as described in the Prospectus Supplement under the caption "United States Taxation--United States Alien Holders", for payment on the Notes to be free from United States withholding tax, information reporting requirements and backup withholding tax. The Proposed Regulations also would require, in the case of Notes held by foreign partnerships, that (x) the certification described above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of certain tiered partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.